Exhibit 77(C):  Matters to a vote of security holders (Unaudited)

A special meeting of the shareholders (the “Meeting”) of Lord Abbett Small Cap Blend Fund (“Small Cap Blend Fund”) was held on July 12, 2013.

The Meeting was held for the purpose of approving a Plan of Reorganization between Small Cap Blend Fund and Lord Abbett Securities Trust, on behalf of its series, Lord Abbett Value Opportunities Fund, (“Value Opportunities Fund”) providing for: (a) the transfer of all of the assets of Small Cap Blend Fund to Value Opportunities Fund in exchange for shares of the corresponding class of Value Opportunities Fund and the assumption by Value Opportunities Fund of all of the liabilities of Small Cap Blend Fund; (b) the distribution of such shares to the shareholders of Small Cap Blend Fund; and (c) the termination of Small Cap Blend Fund.

The results of the shareholder vote on the preceding matter were as follows:

Matter	Votes For	Votes Against	Abstentions

1. Proposal — Approval of a Plan of Reorganization between Small Cap Blend Fund and Value Opportunities Fund.	13,077,440.177	443,013.396	589,077.016